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                                                                   EXHIBIT 10.17

                                                         Business Loan Agreement
                                                                   (Receivables)

This Agreement dated as of March 29, 2001, is between Bank of America, N,A, (the "Bank") and U.S. Laboratories Inc. (the "Borrower").

1.     DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1    "Borrowing Base" means 75% of the balance due on Acceptable Receivables.

1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a) The account is not in default. An account will be considered in default if the account is not paid within 30 days from its invoice date.

(b) The account is an unbilled receivable, as described as work-in-progress on the Borrower's financial statements. The aggregate amount of acceptable unbilled receivables may not exceed Four Hundred Thousand Dollars ($400,000).

1.3 "Credit Limit" means the amount of Six Million and 00/100 Dollars ($6,000.000.00).

2.     FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1    Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrower may repay principal amounts and re-borrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

2.2 Availability Period. The line of credit is available between the date of this Agreement and May 31, 2002, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

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2.3  Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the Interest rate is the Bank's Prime Rate.

(b) The Prime Rate is the rate of Interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

2.4  Repayment Terms.

(a) The Borrower will pay interest on March 31, 2001, and then monthly thereafter until payment in full of any principal outstanding under this tine of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

2.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Short Term Fixed Rates.

(b)  Offshore Rates.

3.   FACILITY NO. 2:  TERM LOAN AMOUNT AND TERMS

3.1 Outstanding Term Loan. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Two Hundred Thousand Dollars ($200,000.00). This term loan is currently subject to the terms and conditions of facility No. 2 of the Business Loan Agreement dated September 16, 1999. The present principal balance of this term loan is One Hundred Seventy Nine Thousand Seven Hundred Eighty Two and 58/100 Dollars ($179,781.56). As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

3.2 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate.

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3.3  Repayment Terms.

(a) The Borrower will pay all accrued but unpaid interest on March 31, 2001, and then monthly thereafter and upon payment in full of the principal of the loan.

(b) The Borrower will repay principal in fifty three (53) successive monthly installments of Three Thousand Three Hundred Twenty Nine and 97/100 Dollars ($3,329.97) starting March 31, 2001. On July 31, 2005, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

3.4 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Long Term Fixed Rates.

4.   OPTIONAL INTEREST RATES

4.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

4.2 Short Term Fixed Rate. The election of Short Term Fixed Rates shall be subject to the following terms and requirements:

(a) The "Short Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

(c) Each Short Term Fixed Rate Portion will be for an amount not less than the following:

     (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

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(d)  Each prepayment of a Short Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to havefunded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

4.3 Offshore Rate. The election of Offshore Rates shall be subject to the following terms and requirements:

(a) The "Offshore Rate" means the interest rate the Bank and the Borrower agree will apply to the Portion during the applicable interest period.

(b) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the Interest period will be determined by the Bank using the practices of the offshore dollar interbank market.

(c) Each Offshore Rate Portion will be for an amount not less than the following:

     (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

(d) Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a

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     matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(f) The Bank will have no obligation to accept an election for an Offshore Rate Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore dollar interbank market; or

     (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate Portion.

4.4 Long Term Fixed Rate. The election of Long Term Fixed Rates shall be subject to the following terms and requirements:

(a) The interest period during which the Long Term Fixed Rate will be in effect will be one year or more.

(b) The "Long Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the Portion during the applicable interest period.

(c) Each Long Term Fixed Rate Portion will be for an amount not less than Two Hundred Thousand Dollars ($200,000).

(d)  The Borrower may prepay the Long Term Fixed Rate Portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000).
     The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Fixed Rate Portion will be applied on the most remote payment of principal then unpaid.

(e) Each prepayment of a Long Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market whether or not such Portion was in fact so funded.

(g) The following definitions will apply to the calculation of the prepayment fee:

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      "Original Payment Dates" mean the dates on which principal of the Long
      Term Rate Portion would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

      "Prepaid Installment" means the amount of the prepaid principal of the Long Term Fixed Rate Portion which would have been paid on a single Original Payment Date.

      "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

(h) The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the Long Term Fixed Rate Portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

5.    FEES AND EXPENSES

5.1   Fees.

(a) Waiver Fee. If the Bank, at its discretion agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four (4%) of any installment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

5.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

5.3   Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement in excess of those fees and costs listed above. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

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(b)    The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The appraisals may be performed by employees of the Bank or by independent appraisers.

6.     COLLATERAL

6.1 Personal Property. The Borrowers obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)    Machinery and equipment.

(b)    Receivables and general intangibles.

6.2 Lent Collateral. The Borrower's obligations to the Bank under this Agreement will be secured by personal property now owned or owned in the future by Professional Engineering & Inspection Company, Inc., U.S. Engineering Laboratories, Inc., San Diego Testing Engineers, Inc., Los Angeles Testing Engineers, Inc., Buena Engineers, Inc., Unitek Technical Services, Inc. and Earth Consultants, Inc. (collectively, the "Subsidiaries") as listed below. The collateral is further defined in security agreements executed by the Subsidiaries.

(a)    Machinery and equipment.

(b)    Receivables and general intangibles.

7.     DISBURSEMENTS, PAYMENTS AND COSTS

7.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

7.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

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7.3      Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 12892-01362, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

7.4      Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 12892-01362, or such other of the Borrowers accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

                  Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

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(d)      The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

7.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. [For amounts bearing Interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars.] All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

7.6 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

7.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)      any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

7.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

7.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is four (4) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

7.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 2 percentage points. This may result in compounding of interest.

7.11 Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and

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other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

8.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank before it is required to extend any credit to the Borrower under this
Agreement:

8.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

8.2 Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

8.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

8.4 Guaranties. Guaranties signed by Professional Engineering & Inspection Company, Inc., U.S. Engineering Laboratories Inc., San Diego Testing Engineers, Inc., Los Angeles Testing Engineers, Inc., Buena Engineers, Inc., Unitek Technical Services, Inc. and Earth Consultants, Inc., each in the amount of Six Million One Hundred Eighty Thousand Dollars ($6,180,000).

8.5 Legal Opinion. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

8.6 Good Standing. Certificates of good standing for the Borrower from its state of formation.

8.7      Other Items. Any other items that the Bank reasonably requires.

9.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

9.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

9.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

                                      -10-

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9.3      Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

9.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

9.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

9.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities,

(b)      in compliance with all government regulations that apply.

9.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

9.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

9.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights end fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

9.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, Instrument or obligation.

9.11 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

9.12 No Tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

9.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

9.14 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

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10.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

10.1 Use of Proceeds. To use the proceeds of Facility No.1 only for acquisition financing and working capital.

10.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(c) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report concurrent with the date of filing with the Securities and Exchange Commission.

(d) A borrowing certificate setting forth the amount of Acceptable Receivables as of the last day of each month within 20 days after month end.

(e)      Within 45 days of each quarter end, the Borrower's backlog reports.

(f) Promptly upon the Bank's request, a detailed aging by invoice and a summary aging by account debtor of the Borrower's receivables.

10.3 Tangible Net Worth. To maintain tangible net worth equal to at least Four Million Dollars ($4,000,000).

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

10.4 Total Liabilities to Tangible Net Worth. To maintain a ratio of total liabilities to tangible net worth not exceeding 2.5:1.0. "Total liabilities" means the sum of current liabilities plus long term liabilities.

10.5 Cash Flow Ratio. To maintain a cash flow ratio of at least 1.5:1.0. "Cash flow ratio" is defined as the sum of earnings before interest, taxes, depreciation and amortization minus taxes minus dividends plus any non-cash charges divided by the sum of interest plus the current portion of long term liabilities plus 20% of line outstandings. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities will be measured as of the last day or the preceding fiscal year.

10.6 Profitability. To maintain a positive net income after taxes and extraordinary items at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

10.7 Limitation on Losses. Not to incur a net loss after taxes and extraordinary items in any two consecutive fiscal quarters.

10.8 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Unsecured indebtedness (i) up to Five Hundred Twenty Five Thousand Dollars ($525,000.00) for personal property (vehicles) (ii) that is Incurred to finance the Borrower's purchase of a business, (iii) that is owed to the seller of such business, (iv) that by the terms thereof may not be accelerated except upon a payment default, and (v) that will not otherwise cause or result in a default under the terms of this Agreement.

(e) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

10.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Liens and security interests in favor of the Bank.

(b)      Liens for taxes not yet due.

(c) Additional purchase money liens against personal property of the Borrower which secure obligations in a total principal amount of Five Hundred Twenty Five Thousand Dollars ($525,000.00).

10.10 Dividends. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

10.11    Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Collars ($500,000) against the Borrower (or any guarantor) or any trustor,

(b) any substantial dispute between the Borrower (or any guarantor) or any trustor and any government authority,

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default,

(d) any material adverse change in the Borrower's (or any guarantor's) or any trustor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit,

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business,

(f) any acquisitions, including proforma financial statements for material acquisitions (using SEC definition of 10% revenues or 10% net income).

10.12    Books and Records.  To maintain adequate books and records.

10.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties (including taking and removing samples for environmental testing) and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

The Bank has no duty to inspect the Borrowers properties or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrowers properties or examines, audits, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrowers properties or premises, or the Borrowers business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party.

10.14 Compliance with Laws. To comply with the laws (Including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

10.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

10.16 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

10.17 Perfection of Liens. To help the Dank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

10.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.19    Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

10.20 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business,

(b)      liquidate or dissolve the Borrower's business,

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company,

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so,

(e) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except inventory sold in the ordinary course of the Borrower's business,

(f) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, unless either (i) the total cost for each acquisition is less then Two Million Five Hundred Thousand Dollars ($2,500,000) or (ii) the total cost of each acquisition is less than Five Hundred Thousand Dollars ($500,000) and the costs for acquisitions for the year is less than Four Million Dollars ($4,000,000) in the aggregate,

(g) enter into any sale and leaseback agreement covering any of its fixed assets,

(h) voluntarily suspend its business for more than 7 consecutive days in any 30 day period.

10.21 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business,, cash management, operating and administrative deposit accounts.

10.22 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

11.      HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This Indemnity will survive repayment of the Borrower's obligations to the Bank.

12.      DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower In default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately,

12.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

12.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

12.3 False Information. The Borrower (or any guarantor), or any trustor has given the Bank false or misleading Information or representations.

12.4 Bankruptcy. The Borrower (or any guarantor) or any trustor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or any trustor or the Borrower (or any guarantor) or any trustor makes a general assignment for the benefit of creditors.

12.5 Receivers. A receiver or similar official is appointed for a substantial portion the Borrower's (or any guarantor's) or any trustor's business, or the business is terminated.

12.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any guarantor) or any trustor in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

12.7 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor) or any trustor, or the Borrower (or any guarantor) or any trustor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of any insurance coverage.

12.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrowers (or any guarantor's) or any trustor's financial condition or ability to repay.

12.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) or any trustor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

12.10 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any trustor or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any guarantor) or any trustor or any of the Borrower's related entities or affiliates has guaranteed.

12.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

12.12 Other Bank Agreements. The Borrower (or any guarantor) or any trustor or any of the Borrower's related entitles or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any trustor or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

12.13 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

13.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

13.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

13.2     California Law. This Agreement is governed by California law.

13.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

13.4    Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)     The arbitration shall be administered by J.A.M.S. and conducted in any
        U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, In. All Claims shall be determined by one arbitrator, however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty
        (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)     This paragraph does not limit the right of the Borrower or the Bank to:
        (i) exercise self-help remedies, such as but not limited to, setoff;
        (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

13.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

13.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

13.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement, to the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

13.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

13.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrowers accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

13.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

13.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

13.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

13.13 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of September 18, 1999 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                            U. S. LABORATORIES, INC.



X      /s/ Gordon W. Wiens                       X     /s/ Dickerson Wright
 -----------------------------------               ----------------------------
By:  Gordon W. Wiens, Vice President             By: Dickerson Wright, CEO

Address where notices to the Bank are to
sent:                                            X
                                                   ----------------------------
                                                 By:

San Diego Commercial Banking Office #01450       Address for Notices:
450 B Street, Suite 100
San Diego, CA 92101                              7895 Convoy Court, Suite 18
                                                 San Diego, CA 92111

                                                         Amendment to Documents

                   AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 1 (the "Amendment") dated as of September 28, 2001, is between Bank of America, N.A. (the "Bank") and U.S, Laboratories Inc. (the "Borrower").

                                    RECITALS
                                    --------

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of March 29, 2001 (the "Agreement").

     B.    The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT
                                    ---------

     1.    Definitions. Capitalized terms used but not defined in this Amendment
           -----------
shall have the meaning given to them in the Agreement.

     2.    Amendments.  The Agreement is hereby amended as follows:
           ----------

           2.1 In Paragraph 2.2 of the Agreement, the date "May 31, 2003" is substituted for the date "May 31, 2002".

           2.2   Paragraph 8.5 of the Agreement is deleted in its entirety.

           2.3 Paragraph 9.11 of the Agreement is amended to read in its entirety as follows:

                 "9.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid."

     3.    Representations; and Warranties. When the Borrower signs this
           -------------------------------
Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (e) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     4.    Conditions. This Amendment will be effective when the Bank receives
           ----------
the following items, in form and content acceptable to the Bank.

           4.1 Certificate of good standing for the Borrower from its state of formation.

     5.    Effect of Amendment.  Except as provided in this Amendment, all of
           -------------------
the terms and conditions of the Agreement shall remain in full force and effect.

This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK OF AMERICA, N.A.                            U.S. LABORATORIES, INC.



X     /s/                                        X     /s/ Dickerson Wright
 -------------------------                        -----------------------------
By:                                              By: Dickerson Wright, Chairman/
                                                      Chief Executive Officer

                                      -2-